EXHIBIT 5, 23.1
                                                                 ---------------
                                 BEACH, HEPBURN
                             Barristers & Solicitors

36 TORONTO STREET, SUITE 1000
TORONTO, ONTARIO M5C 2C5                                TELEPHONE (416) 350-3500
FAX (416) 350-3510

                                                              September 29, 1998


The Board of Directors of
Altair International Inc.
1725 Sheridan Avenue
Suite 140
Cody, Wyoming
82414

Dear Sirs/Mesdames:

         Re:  Registration Statement on Form S-8
         ---------------------------------------

         We have acted as Ontario counsel to Altair International Inc., a corporation incorporated under the laws of the Province of Ontario (the
"Corporation") in connection with the preparation of the Corporation's Registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for the registration of 2,000,000 common shares (the "Common Shares") of the Corporation reserved for sale and issuance in the United States by the Corporation pursuant to the 1998 Altair International Inc. Stock Option Plan (the "Plan").

         In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we consider advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.

         For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.



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         Based upon and subject to the foregoing, we are of the opinion that, in accordance with the laws of Ontario, the Common Shares, when issued upon the due exercise of stock options granted in accordance with the terms and conditions of the Plan and pursuant to the Registration Statement, will be legally issued, fully paid and non-assessable.

         We are solicitors qualified to carry on the practice of law only in the Province of Ontario and our opinion is restricted to the laws of such province and the federal laws of Canada applicable herein. This opinion relates exclusively to the filing of the aforementioned Registration Statement and is for the sole use and benefit of the parties to whom it is addressed.
Accordingly, it cannot be relied upon by other parties or used in other transactions without our express written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Yours truly,

                                    /s/ Beach Hepburn

JG:jd



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